Exhibit 99.1

FOURTH AMENDMENT TO LEASE AGREEMENT

(900 Enchanted Way, Simi Valley, CA 93065)

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Fourth Amendment”) dated for reference as of March **, 2025, is entered into by and between HILLSIDE III LLC, a California limited liability company, as Lessor, and AEROVIRONMENT, INC., a Delaware corporation, as Lessee, with reference to the following:

RECITALS

A.            Lessor and Lessee have entered into that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Lease - Net, dated March 1, 2008, as addended, and as amended by that certain First Amendment to Lease Agreement, dated December 1, 2013 (the “First Amendment”), Second Amendment, dated May 13, 2020 and Third Amendment, dated October 2024 for the premises located at 900 Innovators Way, Simi Valley, CA 93065 (formerly known as 900 Enchanted Way, Simi Valley, CA 93065), more particularly described therein (collectively, the “Lease”). Each initially capitalized term not defined in this Fourth Amendment shall have the meaning ascribed to such term in the Lease. Each sectional reference below shall mean and refer to the corresponding section of the Lease.

B.            Lessor and Lessee desire and intend to amend the Lease on the terms and conditions set forth hereinbelow.

NOW, THEREFORE, in consideration of the terms and provisions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby amends the Lease as follows:

1.            WARRANTIES AND REPRESENTATIONS. Lessee warrants and represents to Lessor that: (a) there are no present and outstanding breaches of the Lease by Lessor and (b) Lessee currently has no claims or offsets of any kind or nature against Lessor.

2.            The section labeled, LESSEE’S RIGHT TO TERMINATE LEASE EARLY, which is contained in the Second Amendment to Lease at Section 2 is no longer in force and effect and the parties agree that Lessee is committed for the remainder of its Lease term with no right to terminate early.

3.            LEASE CONTINUES IN FULL FORCE AND EFFECT. Except as set forth in this Fourth Amendment, the Lease remains unmodified and continues in full force and effect in accordance with its terms.

4.            SUCCESSES AND ASSIGNS. This Fourth Amendment shall be binding on Lessor’s and Lessee’s respective successors and assigns.

5.            COUNTERPARTS. This Fourth Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Lessor and Lessee hereby execute this Fourth Amendment as of the date and year first written above.

Dated this 2nd day of April, 2025.

“LESSOR” HILLSIDE III LLC,	“LESSEE” AEROVIRONMENT, INC.,
a California Limited Liability Company MID VALLEY PROPERTIES, Managing Agent	a Delaware Corporation
/s/ Mark Lewis
By: Mark Lewis
Sr. Manager, Real Estate, Facilities and EH&S

/s/Margeret Kestly
By: Margaret Kestly, Authorized Agent

Initials ___